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                                                                   EXHIBIT 4.11

                             METAL MANAGEMENT, INC.
                       1998 EMPLOYEE STOCK PURCHASE PLAN

     1. Purpose of the Plan. This Metal Management, Inc. 1998 Employee Stock Purchase Plan (the "Plan") is adopted by Metal Management, Inc., a Delaware corporation (the "Company"), to encourage stock ownership by all eligible employees of the Company and its subsidiaries so that they may share in the fortunes of the Company by acquiring or increasing their proprietary interest in the Company. The Plan is designed to encourage eligible employees to remain in the employ of the Company. It is intended that options issued pursuant to this Plan shall constitute options issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

2. Definitions.

          2.1 "Account" means the record of the funds accumulated with respect to an individual employee as a result of deductions from his or her paycheck for the purpose of purchasing stock under the Plan.

          2.2 "Base Pay" means regular straight time earnings or draw, but excludes compensation for overtime, commissions, bonuses, amounts paid as reimbursement of expenses and other additional compensation.

          2.3 "Board" means the Board of Directors of the Company.

          2.4 "Closing Price" for any day in an offering period shall mean the closing price for a Common Stock as reported for such day in The Wall Street Journal or in any successor to The Wall Street Journal, or, if there is no such successor, in any publication selected by the Board or, if no such closing price is so reported for such day, the closing price which is so reported for the closest day before or after such day which is during the offering period and within the two (2) week period before or after such day (provided that if a day before and after are both closest to such day, the earlier day for which a closing price is reported shall be utilized), or, if no such closing price is so reported, the fair market value of Common Stock as determined by the Board.

          2.5 "Common Stock" means the Company's Common Stock, $.01 par value.

          2.6 "Fair Market Value" means the average of the Closing Prices of the Common Stock for the five (5) consecutive trading days preceding the valuation date.

          2.7 "Offering Date" means the commencement date of the offering if such date is a regular business day or the first business day following such commencement date.

          2.8 "Parent" means any corporation, other than the employer corporation, in the unbroken chain of corporations ending with the employer corporation if each of the corporations other than the employer corporation owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          2.9 "Pay Day" means the day as of which Base Pay is paid to an eligible employee.

          2.10 "Plan Administrator" means the Board or the Committee described in Section 19.

          2.11 "Subsidiary" or "Subsidiaries" means any corporation or corporations other than the employer corporation in an unbroken chain of corporations beginning with the employer corporation if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     3. Employees Eligible to Participate. Except as provided in the next sentence, any person who is an employee of the Company or a Designated Affiliate (as described below) on the first day of each offering is eligible to receive options under the Plan for such offering and shall be referred to herein as an "eligible
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employee." Notwithstanding the foregoing, a person shall not be an eligible employee if (i) his or her customary employment is 20 hours or less per week;
(ii) his or her customary employment is for not more than five months in the calendar year; or (iii) immediately after the grant of options hereunder he or she would own shares (including all shares which may be purchased under outstanding options) possessing 5% or more of the total combined voting power or value of all classes of shares of the Company, or, if applicable, any Subsidiary or, if applicable, a Parent. For this purpose, the rules of Section 424(d) of the Code shall apply in determining share ownership.

     4. Offerings.

          4.1 The first offering period under the Plan shall commence on January 1, 1999, and terminate on March 31, 1999. Thereafter, offerings shall commence on the first day and terminate on the last day of each calendar quarter until the Plan is terminated by the Board or no additional shares of Common Stock of the Company are available for purchase under the Plan.

          4.2 Any corporation which is either a Parent or a Subsidiary of the Company may be designated by the Plan Administrator as a "Designated Affiliate" and such designation shall remain in effect unless and until revoked by the Plan Administrator.

     5. Price. The purchase price per share for each offering shall be 85% of the Fair Market Value of the Common Stock on the last business day of the offering.

     6. Stock Subject to the Plan. The aggregate number of shares of Common Stock available for grant as options shall not exceed 1,368,493, subject to adjustment pursuant to Section 7 hereof. Shares of Common Stock granted pursuant to the Plan may be either authorized but unissued shares or shares now or hereafter held in the treasury of the Company. In the event that any option granted under the Plan expires unexercised or is terminated, surrendered or canceled without being exercised, in whole or in part, for any reason, the number of shares of Common Stock theretofore subject to such option shall again be available for grant as an option pursuant to the Plan and shall not reduce the aggregate number of shares of Common Stock available for grant as such options as set forth in this Section.

     7. Changes in Capital Structure.

          7.1 In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividend payable in shares, appropriate adjustment shall be made by the Board in the number or kind of shares as to which an option granted under this Plan shall be exercisable, to the end that the option holder's proportionate interest shall be maintained as before the occurrence of such event. Any such adjustment made by the Board shall be consistent with Section 424(a) of the Code and shall be conclusive.

          7.2 If the Company is not the surviving or resulting corporation in any reorganization, merger, consolidation or recapitalization, each outstanding option shall be assumed by the surviving or resulting corporation and each option shall continue in full force and effect, and shall apply to the same number and class of securities of the surviving corporation as a holder of the number of shares of Common Stock subject to consolidation or recapitalization.

     8. Participation. An eligible employee may become a participant by completing, signing and filing an enrollment agreement ("Enrollment Agreement") and any other necessary papers with the Company prior to the commencement of the particular offering in which he or she wishes to participate. Base Pay deductions for a participant shall commence on the Offering Date and shall end on the termination date of such offering unless earlier terminated by the employee as provided in Section 14. Participation in one offering under the Plan shall neither limit, or require, participation in any other offering.

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     9. Base Pay Deductions.

          9.1 At the time a participant files his or her Enrollment Agreement, he or she shall elect to have deductions made from his or her Base Pay on each Pay Day during the time he or she is a participant in an offering at not less than $10 or more than 20% of his or her Base Pay.

          9.2 All Base Pay deductions made for a participant shall be credited to his or her Account under the Plan. A participant may not make any separate cash payment into such Account nor may payment for shares be made other than by Base Pay deduction.

          9.3 A participant may discontinue his or her Base Pay deductions or participation in the Plan as provided in Section 14, but no other change can be made during an offering and, specifically, except as provided in
     Section 14, a participant may not alter the rate of his or her Base Pay deductions for that offering.

     10. Granting of Option.

          10.1 On each Offering Date, this Plan shall be deemed to have granted to the participant an option for as many full and fractional shares as he or she will be able to purchase with the Base Pay deductions credited to his or her Account during his or her participation in that offering.

          10.2 Notwithstanding the foregoing, no employee shall be granted an option which permits his or her rights to purchase Common Stock under the Plan and any similar employee stock purchase plans of the Company and, if applicable, a Subsidiary and, if applicable, a Parent, to accrue at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code.

          10.3 Except as specifically provided herein, all eligible employees shall have the same rights and privileges under the Plan. All rules and determinations of the Board in the administration of the Plan shall be uniformly and consistently applied to all persons in similar circumstances.

          10.4 If the total number of shares for which options are to be granted on any date in accordance with Paragraph 10.1 exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available in as nearly a uniform manner as shall be practical and as it shall determine to be equitable.

     11. Exercise of Option. Each employee who continues to be a participant in an offering on the last business day of that offering shall be deemed to have exercised his or her option on such date and shall be deemed to have purchased from the Company such number of full shares of Common Stock reserved for the purpose of the Plan as his or her accumulated Base Pay deductions on such date will pay for the purchase price.

     12. Restrictions on Dispositions.

          12.1 Disposition Within One Year of Purchase. Except as provided in paragraph (b) below of this Paragraph 12, no sale, transfer or other disposition may be made of any Common Stock purchased under the Plan until the first anniversary of such purchase. If a Participant transfers or disposes of any Common Stock during the first year after it is purchased, he or she shall remit to the Company an amount of cash equal to:

             (a) the difference between the Closing Price of such Common Stock on the date they were purchased and the amount the Participant paid for such Common Stock.

             (b) the excess (if any) of the amount the Participant paid for such Common Stock over the Closing Price of such Common Stock on the date of the sale, transfer or disposition.

          12.2 Financial Need. Notwithstanding the foregoing, if a participant who owns Common Stock subject to the foregoing restriction is determined by the Board in its discretion to have a serious financial


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     need for the proceeds of the sale of such Common Stock, then upon application made by the participant, the Board shall consent to a sale of such Common Stock to the extent necessary to satisfy the serious financial need, and the participant will not be required to remit to the Company the amounts described in paragraph 12.1 above.

     13. Employee's Rights as a Stockholder.

          13.1 No participating employee shall have any right as a stockholder with respect to any shares under the Plan until the shares have been purchased in accordance with Section 11 above and the purchase has been evidenced on the ownership records of the Company.

          13.2 Shares purchased in an offering shall be reflected by means of a book entry record maintained by the Company or its designated agent, unless you request the certificate be delivered with such shares, according to procedures established by the Company.

          13.3 The obligations of the Company to sell and deliver Common Stock under the Plan shall be subject to all applicable laws, regulations, rules and approvals, including, but not by way of limitation, the effectiveness of a registration statement under the Securities Act of 1993 if deemed necessary or appropriate by the Company. Certificates for shares of Common Stock issued hereunder may be legended as the Board shall deem appropriate.

     14. Withdrawal.

          14.1 An employee may withdraw from the Plan, in whole but not in part, at any time prior to the last business day of each offering by delivering a withdrawal notice ("Withdrawal Notice") to the Company at least 15 business days prior to the end of such offering, in which event the Company will refund the entire balance of his or her Account as soon as practicable thereafter.

          14.2 To re-enter the Plan, an employee who has previously withdrawn must file a new Enrollment Agreement in accordance with Section 8. His or her re-entry into the Plan cannot, however, become effective before the beginning of the next offering following his or her withdrawal.

          14.3 An employee may elect to discontinue his or her Base Pay deductions during the course of a particular offering, at any time prior to the last business day preceding the final Pay Day during such offering by delivering an election to discontinue deductions to the Company, and such election shall not constitute a withdrawal for the purpose of this Section
     14. In the event that an employee elects to discontinue his or her Base Pay deductions pursuant to this Paragraph 14.3, the employee shall remain a participant in such offering and shall be entitled to purchase from the Company such number of full shares of Common Stock as set forth in and in accordance with Section 11 of the Plan.

     15. No Carryover of Account. Unless a participating employee elects not to carryover the balance of his or her Account to the next offering, the Company shall carryover the balance of his or her Account to the next offering; provided that only amounts less than the price of a single share in an offering may be carried over from the offering to the next offering. Upon termination of the Plan, the balance of each employee" Account shall be returned to him or her.

     16. Interest. No interest will be paid or allowed on any money in the Accounts of participating employees.

     17. Rights Not Transferable. No participant shall be permitted to sell, assign, transfer, pledge or otherwise dispose of or encumber either the Base Pay deductions credited to his or her Account or any rights with regard to the exercise of an option or to receive shares under the Plan other than by will or the laws of descent and distribution, and such right and interest shall not be liable for, or subject to, the debts, contracts, or liabilities of the employee. If any such action is taken by the participant, or any claim is asserted by any other party in respect of such right and interest whether by garnishment, levy, attachment or otherwise, such action or claim will be treated as an election to withdraw funds in accordance with Section 14.

     18. Termination of Employee's Rights. An employee's rights under the Plan will terminate when he or she ceases to be an employee because of resignation, layoff, or discharge. A Withdrawal Notice will be



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considered as having been received from the employee on the day his or her employment ceases, and all Base Pay deductions not used will be refunded.

     If an employee's employment shall be terminated by reason of retirement, death, or disability prior to the end of an offering, he or she (or his or her designated beneficiary, in the event of his or her death, or if none, his or her legal representative) shall have the right, within 90 days thereafter, to elect to have the balance of his or her Account either paid to him or her in cash or applied at the end of the current offering toward the purchase of Common Stock.

     19. Administration of the Plan. The Plan shall be administered by the Board, which, to the extent it shall determine, may delegate its powers with respect to administration of the Plan (except its powers under Section 20 of the Plan) to the an individual or committee of individuals. If the Board chooses to appoint an individual or administrative committee, references hereinafter to the Board (except in Section 20) should be deemed to refer to such individual or committee. Subject to the express provisions of the Plan, the Board may interpret the Plan, proscribe, amend and rescind rules and regulations relating to it, determine the terms and provisions of the Common Stock purchase rights granted hereunder and make all other determinations necessary or advisable for administration of the Plan. The determination of the Board on all matters regarding the Plan shall be conclusive. A member of the Board shall only be liable for any action taken or determination made in bad faith.

     20. Termination and Amendments to Plan. The Plan may be terminated at any time by the Board. It will terminate in any case on the date on which all or substantially all of the unissued shares of Common Stock reserved for the purpose of the Plan have been purchased. Upon such termination or any other termination of the Plan, all Base Pay deductions not used to purchase shares will be refunded.

     The Board also reserves the right to amend the Plan from time to time in any respect, provided, however, that no amendment shall be effective without prior approval of the stockholders (a) which would, except as provided in Sections 6 and 7, increase the aggregate number of shares of Common Stock to be issued under the Plan, (b) which would change the class of employees eligible to receive options under the Plan or (c) if such amendment requires stockholder approval for any other reason in order for the Plan to be eligible or continue to qualify for the benefits conferred by Securities and Exchange Commission Rule 16b-3, as amended from time to time, or any successor rule or regulatory requirements. No amendment may adversely affect an outstanding option without the consent of the holder thereof unless such amendment is required by law.

     21. Approval of Stockholders. The Plan shall be approved by the holders of a majority of the outstanding shares of Common Stock of the Company within the period beginning twelve months before and ending twelve months after the date the Plan is adopted by the Board of Directors. The Plan was approved by the Board on August 27, 1998.




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